Filed Pursuant to Rule 424(b)(5)

Registration No. 333-282723

PROSPECTUS SUPPLEMENT

(To Prospectus dated November 4, 2024)

EUDA HEALTH HOLDINGS LIMITED

This prospectus supplement (this “Supplement”) amends and supplements the prospectus dated November 4, 2024 (the “Base Prospectus”), as amended and supplemented by the Prospectus Supplement dated June 24, 2025, January 23, 2026, (collectively, the “Filed Prospectus Supplements”) and June 11, 2026 (the “June 2026 Prospectus Supplement”). This Supplement is qualified in its entirety by reference to the Base Prospectus, as amended and supplemented to date, except to the extent that the information herein amends or supersedes the information contained therein.

We filed the Filed Prospectus Supplements to register the offer and sale of shares of our ordinary shares, having an aggregate offering price of up to $10.0 million in an “at-the-market” offering (the “ATM Offering”) pursuant to the At The Market Offering Agreement, dated June 23, 2025 (the “ATM Agreement”), with Chardan Capital Markets, LLC (the “Manager”), and the June 2026 Prospectus Supplement to amend and supplement the information in the Filed Prospectus Supplements to suspend the ATM Offering and reduce the maximum aggregate offering price of our ordinary shares that may be offered and sold under the ATM Agreement to zero. As of the date of this Supplement, no ordinary shares have been sold under the ATM Agreement or the Filed Prospectus Supplements.

On June 5, 2026, we sent the Manager a notice to terminate the ATM Agreement and the ATM Offering. We are filing this prospectus supplement to report the termination of the ATM Agreement and the ATM Offering, and to terminate all related prospectus supplements effective as of the date hereof.

Our Ordinary Shares are listed on the NASDAQ Capital Market under the symbol “EUDA”. On July 21, 2026, the closing price of our Ordinary Shares on the Nasdaq Capital Market was US$15.30.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is July 22, 2026.